UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

PROXY STATEMENT
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SECURITIES EXCHANGE ACT OF 1934
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Popular, Inc.

(Name of Registrant as Specified In Its Charter)

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Contact:
Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685
Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile
News
For Immediate Release:
Popular, Inc. Closes Public Offering of $1.15 Billion in
Depositary Shares
San Juan, Puerto Rico, Monday, April 19, 2010 – Popular, Inc. (NASDAQ: BPOP) announced today that it has raised $1.15 billion through the sale of 46,000,000 depositary shares, each representing a 1/40th interest in a share of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D, no par value, $1,000 liquidation preference per share. The offering, including $150 million in depositary shares purchased upon exercise of the underwriters’ over-allotment option, closed today.
The net proceeds from the public offering amounted to approximately $1.1 billion, after deducting the underwriting discount and estimated offering expenses.
The preferred stock represented by depositary shares will automatically convert into shares of Popular common stock at a conversion rate of 8.3333 shares of common stock for each depositary share on the fifth business day after Popular’s common shareholders approve an amendment to increase the number of authorized shares. The conversion of the preferred stock would result in the issuance of approximately 383 million additional shares of common stock.
Popular intends to use the net proceeds of the offering for general corporate purposes, including investments in, or extensions of credit to, its subsidiaries to increase their capital, including positioning Popular to participate in FDIC-assisted transactions.

The depositary shares are being offered pursuant to Popular’s existing shelf registration statement, which became automatically effective upon filing with the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission. A copy of the supplement prospectus and accompanying prospectus is also available at Popular’s website: www.popular.com/investors. Morgan Stanley acted as the sole book-running manager for the offering. Keefe, Bruyette & Woods, UBS Investment Bank and Popular Securities acted as co-managers.
This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such jurisdiction.
The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. For a discussion of factors that might cause such differences and certain risks and uncertainties to which Popular is subject, see Popular’s Annual Report on Form 10-K for the year ended December 31, 2009 as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, Popular assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.
About Popular
Founded in 1893, Popular, Inc. (NASDAQ: BPOP) is the leading banking institution by both assets and deposits in Puerto Rico and ranks 38th by assets among U.S. banks. In the United States, Popular has established a community banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.
Popular also provides processing-technology services through its subsidiary EVERTEC, which processes approximately 1.1 billion transactions annually in the Caribbean and Latin America.
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An electronic version of this press release can be found at the Corporation’s website, www.popular.com.